EXHIBIT 4.3


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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re                                               :    In Proceedings For A
                                                         Reorganization Under
CRAFTMATIC INDUSTRIES, INC., and                    :    Chapter 11
CRAFTMATIC ORGANIZATION, INC.,                           Case Nos. 96 B 40154
         d/b/a EAK Advertising Co.,                 :    96 B 40155 (SMB)

                       Debtors.                     :    Jointly Administered
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                 ORDER AUTHORIZING (i) SUBSTITUTION OF KPMG PEAT
                  MARWICK LLP AS ACCOUNTANTS AND REORGANIZATION
                CONSULTANTS AND ii) RETENTION OF FRIEDMAN ALPREN
                  & GREEN LLP AS ACCOUNTANTS AND REORGANIZATION
              CONSULTANTS FOR THE DEBTORS AND DEBTORS-IN-POSSESSION

              Upon the annexed application of Craftmatic Industries, Inc. ("Industries") and Craftmatic Organization, Inc. ("Organization"), debtors and debtors-in-possession herein (collectively, the "Debtors"), for the issuance and entry of an order authorizing the withdrawal of KPMG Peat Marwick LLP ("KPMG"), as accountants and reorganization consultants for the Debtors and the substitution of Friedman Alpren & Green, LLP (Friedman Alpren); and upon the annexed affidavit of Jay Goldstein, a partner of Friedman Alpren (the "Goldstein Affidavit"); and the Debtors having provided due notice and an opportunity to be heard; and upon the consent of the Official Committee of Unsecured Creditors; and it appearing that Friedman Alpren represents no interests adverse to the Debtors or to their estates and is a "disinterested person" within the meaning of ss. 101(14) of title 11 of the United States Code (the "Bankruptcy Code"); and it further appearing that the retention of Friedman Alpren is necessary and in the best interests of these estates; and no adverse interest being represented; and


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after due deliberation and sufficient cause appearing thereof; it is hereby

              ORDERED that the retention of KPMG is hereby withdrawn; and it is further

              ORDERED that pursuant to section 327(a) of the Bankruptcy Code, the Debtors are hereby authorized and empowered to retain Friedman Alpren, as their accountants and reorganization consultants in these chapter 11 cases to perform customary and necessary accounting, tax, audit and reorganization consulting functions and to advise the Debtors with respect to financial/management issues consistent with the Goldstein Affidavit; and it is further
              ORDERED that subject to further Court approval as to amounts and reasonableness, Friedman Alpren shall be compensated in accordance with their normal hourly rate, be reimbursed for their necessary and actual expenses and seek such compensation according to the terms and conditions set forth in the Application and the Goldstein Affidavit; and it is further

               ORDERED that Friedman Alpren shall be compensated in accordance with the procedures set forth in sections 330 and 331 of the Bankruptcy Code.

Dated:        New York, New York
              May 1, 1996


               /s/ STUART M. BERNSTEIN
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                UNITED STATES BANKRUPTCY JUDGE